Exhibit 99.1

Contact:

Jay Bullock

Chief Financial Officer

441-296-5858

ARGO GROUP ESTIMATES ITS THIRD QUARTER EXPOSURE TO HURRICANES, RECENT MARKET EVENTS

HAMILTON, Bermuda (Oct. 14, 2008) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII) said today it estimates that net losses from Hurricanes Gustav and Ike, including reinstatement premiums, will range from $50 million to $70 million on a pre-tax basis. Of the estimated losses, approximately 85 percent were attributable to its primary insurance operations, with the balance attributable to its reinsurance segment.

Argo Group’s estimate of hurricane losses is based on claims received to date; policy level reviews; data and discussions with distribution partners; and the Company’s internal and external modeling resources. Argo Group’s estimates are preliminary and dependent on broad assumptions about coverage, liability, reinsurance and modeling. Accordingly, the actual ultimate net losses attributable to these two hurricane events may differ materially from Argo Group’s preliminary estimates.

In addition, for the quarter ended Sept. 30, 2008, Argo Group expects to report a net pre-tax realized investment loss and other than temporary impairment charge of $18.4 million, of which approximately $3.7 million is related to sales of fixed maturity obligations issued by Washington Mutual, Inc. and approximately $13 million is related to the Company’s investment in the fixed maturity obligations of Lehman Brothers Holdings, Inc. As a result of recent market conditions, Argo Group estimates the decline in unrealized gain of its investment portfolio between June 30, 2008 and Sept. 30, 2008 will be approximately $64 million pre-tax, which is less than 1.6 percent of the value of the total portfolio at Sept. 30, 2008.

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Argo House	T 441 296 5858
110 Pitts Bay Road	F 441 296 6162
Pembroke, Bermuda HM08
www.argolimited.com

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Reinsurance, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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Argo House	T 441 296 5858
110 Pitts Bay Road	F 441 296 6162
Pembroke, Bermuda HM08
www.argolimited.com